UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2018

ATHENEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38112	43-1985966
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Main Street, Suite 600, Buffalo, New York		14203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (716) 427-2950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mr. Tsang

On June 11, 2018, the board of directors (the “Board”) of Athenex, Inc. (the “Company”) appointed Benson Kwan Hung Tsang to fill the vacancy on the Board that will be created following James Zukin’s departure, which becomes effective on July 1, 2018. Mr. Tsang will join Class I of the Board and serve until the 2021 annual meeting of stockholders. The Board appointed Mr. Tsang to serve as the chairman of the audit and risk management committee and as a member of the nominating and corporate governance committee of the Board.

Mr. Tsang was not appointed pursuant to any arrangement or understanding with any person. Neither Mr. Tsang nor any of his immediate family has been a party to any transaction with the Company, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K.

On June 15, 2018, the Company issued a press release announcing the appointment of Mr. Tsang. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Resignation of Mr. Cannon

Also on June 11, 2018, Michael Cannon notified the Company that he was resigning from the Board effective June 13, 2018. Prior to Mr. Cannon’s resignation, he was a member of the Board’s Compensation Committee and Nominating and Governance Committee. Mr. Cannon’s resignation is not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices, but rather is due to a conflict of interest. The Company recently began investigating a potential therapeutic cancer treatment that if developed would directly compete with the therapeutic cancer treatment of a company on which Mr. Cannon serves as a director.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by the Company on June 15, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENEX, INC.

Date: June 15, 2018	/s/ Li Shen
Name: Li Shen
Title: Acting Chief Accounting Officer and Treasurer